Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-______) and related Prospectus of The Ryland Group, Inc. for the registration of $1,000,000,000 of Debt Securities, Common Stock, Preferred Stock, Depositary Shares, Warrants, Stock Purchase Units, Stock Purchase Contracts, and Guarantees of Debt Securities, and to the incorporation by reference therein of our reports dated February 22, 2005, with respect to the consolidated financial statements of The Ryland Group, Inc., The Ryland Group, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of The Ryland Group, Inc., incorporated by reference in its Annual Report (Form 10-K) for the year ended December 31, 2004 and the related financial statement schedule of The Ryland Group, Inc. included therein, filed with the Securities and Exchange Commission.

/s/ Ernst &Young LLP

Los Angeles, California
April 8, 2005